Exhibit 99.2

Garden State Securities Inc.

February 22, 2012

PLC Systems, Inc.

459 Fortune Boulevard,

Milford, Massachusetts 01757

Attn: Mark Tauscher, CEO

Re: Advisory Services

Dear Mr. Tauscher:

This letter confirms the engagement of Garden State Securities Inc., a FINRA member firm (“GSS”), as a non-exclusive financial advisor to PLC Systems, Inc. and its subsidiaries and affiliates (together, referred to as the “Company”) for a period of 12 months commencing on the date of acceptance of this Agreement. In this regard, the parties agree to the following terms and conditions:

1.                                      Engagement.  The Company hereby engages and retains GSS as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as defined in Section 2.  GSS hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2.                                      Services.  In connection with its engagement pursuant to this Agreement, GSS agrees to perform the following services for the Company:

A.                                    Advisory Services. As requested from time to time by the Company, GSS shall provide financial advisory services to the Company pertaining to the Company’s business affairs.  Without limiting the foregoing, GSS will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, GSS will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.

B.                                    GSS agrees to use its best efforts to make itself available to the Company’s officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GSS.  Such availability will be subject to reasonable advance notice and mutually convenient scheduling.  In addition, GSS shall make its Investment Banking personnel available for telephone conferences with the

Company’s principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

GSS will use its best efforts to coordinate the introduction of the Company to one or more individuals, firms or other entities (the “Candidates”) that may have an interest in pursuing some form of Business Combination with the Company and in analyzing, structuring, negotiating and effecting such a Business Combination.  As used in this letter, the term “Business Combination” means (i) any merger, consolidation, reorganization or other business combination pursuant to which any portion of the business of the Company is combined with that of another entity, including without limitation any joint venture, licensing agreement, or product sale or marketing distribution agreement or (ii) the acquisition, directly or indirectly, of beneficial ownership of more than 50% of any class of capital stock of the Company or substantially all of the assets of the Company. Nothing contained herein shall be deemed or construed as an agreement by GSS to issue any “fairness opinion” with respect to a Business Combination. In the event that the Company desires GSS to issue a fairness opinion, the parties shall negotiate the terms of a separate agreement with respect thereto.

3.                                      Compensation.   As compensation for the services rendered by GSS to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 (“Expenses”) below, the Company shall issue to GSS 1,250,000 restricted shares of common stock of the Company (the “Shares”) as set forth below:  312,500 Shares issued on the date of acceptance that vest the later of either 6 months after the date of issuance or the date the shares can be sold under SEC Rule 144 and 104,167 Shares issued on the first day of every month starting the 4th month from the date of acceptance until the 12th month from the date of acceptance, and these Shares shall vest the latter of either 6 months after the date of issuance or the date the shares can be sold under SEC Rule 144.

The Shares shall be issued in the name of GSS and certain affiliates/employees of GSS by delivery by GSS of instructions to the Company providing for the names of designees who are employees and/or affiliates of GSS. The Company shall deliver to GSS and the Company’s transfer agent, legal opinion letters for GSS and for each designee, at the time that the shares are eligible to be sold pursuant to SEC Rule 144, upon GSS’s request.  It is understood that the total value of GSS’s compensation pursuant to the services rendered under this Agreement will not be recognized and can’t be valued until after GSS and its designees receive the proceeds from the sale of all of the Shares.

4.                                      Expenses.  In addition to the compensation in Section 4, “Compensation” above, The Company agrees to reimburse GSS, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GSS in connection with its activities under this Agreement; provided, however, GSS shall not incur any expense in excess of $500 without the prior written consent of the Company.  These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GSS in fulfilling its duties under this Agreement.

5.                                      Confidentiality and Non- Disclosure.  The Company is prepared to make available to GSS upon GSS’s request, certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder.  As a condition to such information being furnished to GSS and its employees or agents, GSS agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to GSS or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.  The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by GSS, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to GSS, its employees or agents pursuant hereto.  The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by GSS, its employees or agents, or (ii) becomes available to GSS on a non-confidential basis from a source other than the Company (including without limitation any of the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the “Representatives”), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

GSS hereby agrees that GSS, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that GSS, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that GSS may make any disclosure of such information to which the Company give its prior written consent.

However, the Company will not provide GSS or any GSS affiliate with any material non-public information without prior written notice in which GSS will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and GSS.

6.                                      Indemnification.  The Company agrees to indemnify GSS and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any Business Combination, or the engagement of GSS pursuant to, and the performance by GSS of the services contemplated by, this Agreement and will reimburse any Indemnified party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company.  If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GSS, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GSS under this Agreement.  The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not GSS or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

7.                                      Independent Contractor.  The Company acknowledges that GSS has been retained to act solely as a financial advisor to the Company.  In such capacity, GSS shall act as an independent contractor, and any duties of GSS arising out of its engagement pursuant to this Agreement shall be owed solely to the Company.  GSS shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

8.                                      Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of GSS and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and GSS further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or GSS mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding.  In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney’s fees.

9.                                      Term and Termination.   This Agreement shall be effective as of the Effective Date and shall remain in effect until terminated.  Either the Company or GSS may terminate GSS’s engagement and responsibilities hereunder after 90 days from the acceptance of this Agreement, with a 30-day advance written notice at any time.  However, no termination of this Agreement shall in any way effect the right of GSS to receive the Shares for the services rendered hereunder, especially the fees detailed in Section 3 of this Agreement. In addition, Section 6, “Indemnification,” Section 7, “Independent Contractor,” and Section 8, “Governing Law” shall survive any termination of this Agreement.

11.                               Entire Agreement.    This Agreement contains the entire Agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto.  This Agreement may not be modified except in a writing signed by the parties.

12.                               Assignment.    Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

13.                               Counterparts.                      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.                               Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide GSS with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

Garden State Securities Inc.

		By:	/s/ Ernest Pellegrino
Name: Ernest Pellegrino

Agreed and Accepted:		Title: Director of Corporate Finance

Date: March 6, 2012

PLC Systems, Inc.

By:	/s/ Mark R. Tauscher
Name: Mr. Mark Tauscher, CEO